UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 16, 2011

Date of Report (Date of earliest event reported)

GlobalSCAPE, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33601	74-2785449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Lockhill Selma Road, Suite 150

San Antonio, Texas 78249

(210) 308-8267

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e) On December 16, 2011 the employment agreements (the “Employment Agreements”) for James R. Morris, Chief Executive Officer and Craig A. Robinson, President and Chief Operating Officer, were amended and restated. The term of the Employment Agreements for both Messers. Morris and Robinson was extended to December 31, 2014. Each Employment Agreement provides that if the Employee’s employment with the Company terminates under certain circumstances, the Company shall pay the Employee an amount equal to the Employee’s base salary in effect at the date of termination for eighteen (18) months following the date of termination and, if there has been a change in control of the Company, an additional lump-sum payment of 1.5 times his annual base salary.

The Board also set Mr. Morris’ salary at $250,000.00 annually and established a bonus plan for Mr. Morris under which Mr. Morris is eligible for an annual bonus of up 40% of his base salary which is tied to specific objectives defined by the Company. The Board also set Mr. Robinson’s salary at $250,000.00 annually and established a bonus plan for Mr. Robinson under which Mr. Robinson is eligible for an annual bonus of up 40% of his base salary which is tied to specific objectives defined by the Company.

The description of the material terms of the Employment Agreements is qualified by reference to the copies of the Employment Agreements which are filed as Exhibits 10.1 and 10.2 hereto, and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibit

10.1 Second Amended and Restated Employment Agreement dated December 16, 2011 by and between GlobalSCAPE, Inc. and James R. Morris

10.2 Second Amended and Restated Employment Agreement dated December 16, 2011 by and between GlobalSCAPE, Inc. and Craig A. Robinson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSCAPE, INC.

By:	/s/ T. Randall Hawkins
T. Randall Hawkins, Vice President and Chief Financial Officer

Dated:	December 22, 2011

EXHIBIT INDEX

Exhibit Number	Document Description

10.1	Second Amended and Restated Employment Agreement dated December 16, 2011 by and between GlobalSCAPE, Inc. and James R. Morris

10.2	Second Amended and Restated Employment Agreement dated December 16, 2011 by and between GlobalSCAPE, Inc. and Craig A. Robinson.